Press Release
For Immediate Release

Media Contact: Heidi Hattenbach	Investor Contact: Terri MacInnis
The Fresh Ideas Group	Bibicoff & Associates, Inc.
(303) 449-2108, ext 19	(818) 379-8500
Heidi@freshideasgroup.com	terrimac@bibicoff.com

Organic To Go hires new chief financial officer
Paul Campbell brings experience in growing concept restaurants

SEATTLE, WA., MAY 9, 2007 — Organic To Go (OTC: SPHG) today announced that Paul Campbell will join the company as chief financial officer. Campbell brings significant experience in the retail food service industry to O To Go, including fiscal management experience during the growth of several successful chain restaurants.

Launched late in 2004, O To Go, the nation’s first fast casual cafe to be certified as an organic retailer, has grown quickly to its current 13 stand-alone cafes and 2 catering operations in Washington and Southern California. O To Go food is also available at over 50 other locations, including college and corporate campuses in two states.

“Given our current success and our intention to grow, our company had reached the point where it is the right time to add a seasoned industry professional who can provide accurate historical financial information and analyze that information to focus the team on the key facts to improve our organization. As Organic to Go continues to expand, it is important that we have leaders of Paul’s caliber at the helm,” said Jason Brown, founder and CEO of O To Go. “Paul has been on board with several other fast-growing and very successful food service businesses, and I think his deep-seated knowledge will be instrumental to Organic To Go’s ability to replicate profitable material growth.”

Campbell joins O To Go with a 23-year track record in the food service industry, including serving as the CFO of Famous Dave’s of America, Cucina! Cucina!, and Checkers Drive-In and in the finance department at Taco Bell. Each of the businesses saw impressive growth during Campbell’s tenure. Campbell brings well-honed skills in strategic planning and corporate finance to his role as chief financial officer; his experience includes negotiating and managing key strategic acquisitions, increasing profitability, developing strategic rationale and funding development.

He also has extensive experience using his industry knowledge to grow smaller retail companies. In addition, Campbell has experience outside the food service industry, bringing financial growth and stability to Sonus Corp., a publicly held health care company.

“Paul has helped to grow a number of food concepts, including developing the financial function to take Checkers from 30 units to over 230 locations in just five years,” said Brown. “We’ll be relying heavily on his expertise in this area as we grow Organic To Go and bring it to new markets.”

O To Go has been gaining popularity by successfully riding two booming trends in the food industry: natural and organic products and corporate catering. In addition to offering organic versions of traditional sandwiches, soups and salads, O To Go creates a wide variety of catered hot entree buffets with selections such as hearty Italian pastas, flavorful Mexican cuisine, tangy Asian stir-fries and irresistible desserts. With 13 cafes in Washington and Southern California, as well as availability on corporate and college campuses, O To Go is quickly becoming a favorite of health-conscious but time-deprived educated consumers seeking delicious organic food.

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O To Go announces CFO Campbell, continued
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Editors: For photos or additional information, please contact Heidi@freshideasgroup.com.

About Organic To Go
Based in Seattle, Wash., Organic To Go is the nation’s first fast casual cafe to be certified as an organic retailer. Organic To Go’s locations can be found in the belly of multi-tenant office towers, on corporate campuses, on college campuses and at Los Angeles International Airport. The company’s multi-channel business model includes retail, delivery and wholesale operations. Organic To Go’s mission is to become the leading branded provider of certified organic and natural soups, salads, sandwiches, entrees and other food products to corporate, university and other institutional customers in selected urban areas nationwide. All Organic To Go fare is made with organic ingredients whenever possible and is always natural, free of harmful chemicals and created with care. For more information, visit www.organictogo.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the company's current and future products and services in the marketplace, the ability of the company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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